Anthony C. Weagley, Vice President & Treasurer

CENTER BANCORP, INC ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
Union, NJ, April 27, 2006

UNION, NJ -- (MARKET WIRE) -- 04/27/06 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company to Union Center National Bank, today reported earnings results for the quarter ended March 31, 2006. As stated by Center Bancorp’s March 27, 2006 announcement, for the first quarter of 2006 the Corporation is reporting a net loss. The loss amounted to $1.1 million, or $(0.08) per fully diluted common share, compared with a net profit of $1.7 million, or $0.17 per fully diluted common share, for the first quarter of 2005. During the first quarter of 2006, the Corporation realized losses from the sale of investment securities to reduce short-term borrowings as part of the acceleration of the de-leveraging of its balance sheet.

Net income for the first quarter of 2006, exclusive of the loss reported on securities sold, amounted to a net profit of $1.1 million or $0.08 per fully diluted common share, a decrease of 36.1% compared with $1.7 million or $0.17 per fully diluted common share for the comparable period in 2005. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends.

Center Bancorp reported:

▪	Net loss of $1.1 million for the first quarter of 2006, as compared with net income of $1.7 million for the comparable first quarter period in 2005.

▪
A loss of $0.08 per share for the first quarter of 2006, as compared with earnings of $0.17 per share for the comparable period of 2005. This comparison reflects 1,904,761 additional shares issued in June 2005.

▪	Total assets of $991.4 million at March 31, 2006, which continues to position the Corporation as one of the largest New Jersey headquartered financial institutions.

▪
Continued growth in the Corporation's loan portfolio. The Corporation achieved a net growth in loan volume on average of 32% for the three months ended March 31, 2006 as compared with the comparable period in 2005. Commercial and commercial real estate loans provided the bulk of the loan growth in the first quarter of 2006.

▪
Net interest margin declined 22 basis points for the first quarter of 2006 to 2.75% as compared to 2.97% for the comparable quarter of 2005. On a linked sequential quarter basis net interest margin declined 6 basis points to 2.75% from 2.81% during the fourth quarter of 2005.

▪	Book value per common share increased $0.91 to $7.32 at March 31, 2006 from $6.41 at March 31, 2005. Book value per share increased $0.09 from December 31, 2005 to March 31, 2006.

▪	Credit quality continues to remain high.

▪
Non-interest bearing demand deposits for the quarter ended March 31, 2006 increased to $141.4 million from $127.1 million at March 31, 2005. On a linked sequential quarter basis non-interest demand deposits increased $1.5 million from December 31, 2005.

▪	As previously disclosed, the Corporation has undertaken a repositioning of its consolidated balance sheet designed to enhance its earnings profile and reduce exposure to future interest rate risk.

▪
The Board of Directors and management team recognize that there is a continuing need to improve operating efficiency in light of declining margins. A primary focus is on controlling overall operating expense.

During the first quarter of 2006 the Corporation accelerated the repositioning of its balance sheet, recording losses from the sale of investment securities and utilized the proceeds to reduce short-term borrowings. This balance sheet repositioning led to a net loss of $1.1 million for the quarter. The Corporation sold $86.3 million of available-for-sale securities for a pre-tax loss of $3.7 million. As a result of this de-leveraging, short-term borrowings and wholesale funds were reduced to $221.6 million at March 31, 2006. These actions are consistent with the strategies initiated in the fourth quarter of 2005 to improve interest rate risk, net interest margin, profitability ratios and growth prospects for future net income.

At March 31, 2006, the Corporation has reduced its investment portfolio by approximately $120.5 million from December 31, 2005 and $164.5 million from March 31, 2005. At March 31, 2006, the Corporation’s investment portfolio represented 41.2% of total assets, as compared with 47.4% at December 31, 2005 and 55.9% at March 31, 2005. The Corporation’s ratio of wholesale borrowings to total assets declined to 22.3% at March 31, 2006, down from 26.4% at December 31, 2005 and down from 23.6% at March 31, 2005.

Commenting on the first quarter of 2006, President and Chief Executive Officer John J Davis stated: “The first quarter was especially challenging for the Corporation, given the interest rate environment which has adversely impacted our net interest margins and reduced our overall profitability. However, there were a number of positive trends in the quarter. Loan quality continues to remain high and our loan yield increased to 5.86% or 57 basis points from March 31, 2005. The overall level of the loan portfolio was $500 million at March 31, 2006.”

“As we look forward to the second quarter of 2006, the interest rate environment will continue to present challenges. We remain focused on profitable growth of key customer segments. To date, we have taken actions to improve our performance by completing a sizable reduction of our investment portfolio and expect our net interest margins to improve. We have also previously initiated corporate-wide expense initiatives. Our goal is to eliminate at least $1.0 million of annual expenses.”

Mr. Davis added: “Our core strengths in commercial lending, credit quality and core deposit generation, as well as the key markets we operate in, remain attractive. We continue to make investment in our niches, leveraging these strengths. While we remain cautiously optimistic about the business climate in 2006, in total we are committed to enhancing profitability and returns over the longer term.”  The Corporation expects its Boonton / Mountain Lakes office to open in the latter part of the third quarter of 2006. Current expansion plans also include new branch locations in the Cranford and Florham Park markets in New Jersey. Management believes that such expansion will enhance the Corporation's ability to achieve its growth goals.

Total interest income on a fully taxable-equivalent basis for the first quarter of 2006 increased by $2.2 million or 19.4% to $13.8 million, from the comparable 2005 quarterly period, while total interest expense increased by $2.3 million or 50.4% to $6.8 million.

Total average loan volume for the first quarter of 2006 increased to $502.6 million, an increase of $121.8 million (up 32% from $380.7 million for the comparable prior year quarter). On a linked sequential quarter comparison, total average loans increased by $1.3 million from $501.2 million on average during the fourth quarter of 2005. The company continues to focus on building loan volume in its marketplace.

Asset quality remained strong during the first quarter of 2006. Despite the increase in the average size of the loan portfolio, the Corporation did not make any provisions to the allowance for loan losses during 2006. At March 31, 2006, the total allowance for loans amounted to $4.9 million or 0.99% of total loans. At March 31, 2006, total non-accrual loans amounted to $384,000 or 0.08% of total loans.

The Federal Reserve Board continued to raise rates in the first quarter, moving the federal funds rate 50 basis points in the first quarter to 4.75% at March 31, 2006. For the three months ended March 31, 2006, the net interest margin (net interest income as a percentage of earning assets) decreased 22 basis points to 2.75% from 2.97% for the comparable first quarter in 2005. On a linked sequential quarter comparison, the net interest margin decreased 6 basis points from 2.81% for the fourth quarter of 2005.

“Net interest margin compression negatively impacted first quarter results,” stated Anthony C. Weagley, Vice President & Treasurer. “As announced, we have taken steps designed to protect our net interest margin. We expect these actions to lead to improvements in the mix of earning-assets and funding sources, which should enhance the net interest margins over time. We expect the net interest margin to improve by approximately 30 basis points over time as a result of the balance sheet re-positioning.”

Total non-interest income decreased $3.7 million for the first quarter of 2006 compared with the comparable quarter in 2005, primarily as a result of the increase of $3.7 million in losses on securities sold. Service charges, commissions and fees decreased $57,000 and other income (comprised of loan fees) increased $24,000 or 25.3%. Total non-interest income, exclusive of the losses recorded on securities sales, decreased $25,000 for the three-month ended March 31, 2006 as compared to the comparable period in 2005. The company continues to pursue opportunities to expand non-interest revenue.

Non-interest expense for the first quarter of 2006 totaled $6.2 million, an increase of $862,000 or 16.1% over the comparable period in 2005. Higher operating expenses during the first quarter resulted primarily from increases in salary and benefit expense, stationary and printing and professional service fees. The increase in salary and benefit expenses was related to increased staffing levels, merit and promotional pay increases. Full time equivalent staffing levels were 204 as of March 31, 2006 compared to 200 as of March 31, 2005. Increased staffing levels were in part related to the acquisition of Red Oak Bank in 2005.

The effective tax rate, exclusive of the impact of the realized loss on securities sold, continues to be less than the statutory rates, substantially as a result of tax-free income generated from the Corporation's municipal and other tax advantaged investments.

Total assets at March 31, 2006 were $991.4 million, a decrease of $32.6 million or 3.2% from assets of $1.0 billion at March 31, 2005 and a decrease of $123.4 million or 11.1% from assets of $1.1 billion at December 31, 2005. The decline in the level of assets was related to the balance sheet repositioning.

At March 31, 2006, the total Tier 1 Capital Leverage ratio was 9.33%, the total Tier 1 Risk Based Capital ratio was 16.25 % and the total Risk Based Capital ratio was 17.09%. Each such ratio surpasses regulatory requirements. Total Tier 1 capital increased to approximately $100.1 million at March 31, 2006 from $82.7 million at March 31, 2005 and decreased $2.2 million from $102.2 million at December 31, 2005.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station, Union Hospital and the Boys and Girls Club of Union. The Bank recently received approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations which are scheduled to be operational in 2006.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation’s reference to its net income for the first quarter of 2006, exclusive of the loss reported on securities sold, may constitute a “non-GAAP financial measure”. The Corporation has provided a reconciliation by also reporting its net income for that period. The Corporation believes that the above-mentioned reference enhances the public’s ability to compare results between the first quarter of 2006 and the first quarter of 2005.

Similarly, the Corporation’s reference to its total non-interest income, exclusive of the losses recorded on securities sales, may also constitute a “non-GAAP financial measure”. The Corporation has provided a reconciliation by also reporting its total non-interest income for that period. The Corporation believes that the above-mentioned reference enhances the public’s ability to compare results between the first quarter of 2006 and the first quarter of 2005.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding anticipated cost-cutting measures, the impact of the Corporation’s balance sheet repositioning, the Corporation's net interest margin and the Corporation's expansion plans) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$21,957	$19,343
Federal funds sold and securities purchased under agreement to resell	—	—
Total cash and cash equivalents	21,957	19,343
Investment securities held to maturity (approximate market value of
$137,642 in 2006 and $140,628 in 2005)	138,109	140,514
Investment securities available-for-sale	270,028	388,170
Total investment securities	408,137	528,684
Loans, net of unearned income	500,567	505,826
Less — Allowance for loan losses	4,936	4,937
Net Loans	495,631	500,889
Premises and equipment, net	18,259	18,343
Accrued interest receivable	5,105	5,875
Bank owned life insurance	18,770	18,588
Other Assets	6,138	5,670
Goodwill and other intangible assets	17,406	17,437
Total assets	$991,403	$1,114,829

LIABILITIES
Deposits:
Non-interest bearing	$141,442	$139,911
Interest-bearing
Certificate of deposit $100,000 and over	124,207	154,409
Interest-bearing transactions, savings and time deposits $100,000 and less	386,752	406,281
Total deposits	652,401	700,601
Overnight Federal funds and securities sold under agreement to repurchase	45,947	98,193
Short-term borrowings	4,900	23,900
Long-term borrowings	170,776	171,870
Subordinated debentures	15,465	15,465
Accounts payable and accrued liabilities	3,583	5,311
Total liabilities	893,072	1,015,340

SHAREHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued and outstanding
14,467,962 shares in 2006 and 2005, respectively	65,598	65,592
Additional paid in capital	3,848	3,787
Retained earnings	36,164	38,453
Treasury stock at cost (1,031,137 and 1,036,334 shares in 2006 and
2005, respectively)	(3,683)	(3,701)
Accumulated other comprehensive (loss)	(3,596)	(4,642)
Total stockholders’ equity	98,331	99,489
Total liabilities and stockholders’ equity	$991,403	$1,114,829

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2006	2005
(in thousands, except per share data)	(unaudited)

Interest income:
Interest and fees on loans	$7,361	$5,033
Interest and dividends on investment securities:
Taxable	4,489	4,488
Tax-exempt	1,016	973
Dividends	355	450
Interest on Federal funds sold and securities purchased under agreement to resell	10	12
Total interest income	13,231	10,956
Interest expense:
Interest on certificates of deposit $100,000 and over	1,349	999
Interest on other deposits	2,070	1,560
Interest on borrowings	3,412	1,982
Total interest expense	6,831	4,541
Net interest income	6,400	6,415
Provision for loan losses	—	—
Net interest income after provision for loan losses	6,400	6,415
Other income:
Service charges, commissions and fees	438	495
Other income	119	95
Annuity and Insurance	52	42
Bank owned life insurance	181	183
Loss on securities sold	(3,655)	13
Total other income	(2,865)	828
Other expense:
Salaries and employee benefits	3,282	2,877
Occupancy, net	606	570
Premises and equipment	448	458
Stationery and printing	211	121
Marketing and advertising	114	172
Other	1,540	1,141
Total other expense	6,201	5,339
(Loss) income before income tax (benefit) expense	(2,666)	1,904
Income tax (benefit) expense	(1,599)	159
Net (loss) income	(1,067)	1,745
Earnings per share:
Basic	(0.08)	0.17
Diluted	(0.08)	0.17
Weighted average common shares outstanding:
Basic	13,435,226	10,432,315
Diluted	13,435,226	10,477,434
All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends during the periods presented.

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

	Three Months Ended March 31,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
tax-equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate

Assets:
Interest-earning assets:
Investment securities: (1)
Taxable	$392,851	$4,740	4.83%	$413,154	$4,645	4.50%
Tax-exempt	114,317	1,675	5.86	149,101	1,859	4.99
Loans, net of unearned income (2)	502,562	7,361	5.86	380,742	5,033	5.29
Federal funds sold and securities purchased
under agreement to resell	898	10	4.45	2,002	12	2.40
Total interest-earning assets	1,010,628	13,786	5.46	944,999	11,549	4.89
Non-interest-earning assets:
Cash and due from banks	20,333			19,196
BOLI	18,659			17,921
Intangible Assets	17,424			2,091
Other Assets	28,394			26,796
Allowance for possible loan losses	(4,935)			(3,819)
Total non-interest earning assets	79,875			62,185
Total assets	$1,090,503			$1,007,184

Liabilities and stockholders' equity

Interest-bearing liabilities:
Money market deposits	$62,490	300	1.92	$89,753	406	1.81
Savings deposits	103,732	489	1.89	130,009	355	1.09
Time deposits	236,865	2,213	3.74	245,293	1,639	2.67
Other interest - bearing deposits	118,155	417	1.41	87,687	159	0.73
Short-term Borrowings & FHLB Advances	311,337	3,085	3.96	233,622	1,761	3.01
Subordinated Debentures	15,465	327	8.46	15,465	221	5.72
Total interest-bearing liabilities	848,044	6,831	3.22	801,869	4,541	2.27
Non-interest-bearing liabilities:
Demand deposits	135,722			130,029
Other non-interest-bearing deposits	3,300			1,657
Other liabilities	4,623			4,931
Total non-interest-bearing liabilities	143,645			136,617
Stockholders' equity	98,814			68,698
Total liabilities and stockholders’ equity	$1,090,503			$1,007,184
Net interest income (tax-equivalent basis)		$6,955			$7,008
Net Interest Spread			2.24%			2.62%
Net interest income as percent of
earning-assets (net interest margin)			2.75%			2.97%
Tax-equivalent adjustment (3)		(555)			(593)
Net interest income		$6,400			$6,415

(1) Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent